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                    Nicholas-Applegate Institutional Funds
                        600 West Broadway, 30th Floor
                         San Diego, California 92101


May ___, 2006


Nicholas-Applegate Capital Management
600 West Broadway, 29th Floor
San Diego, California 92101

Ladies and Gentlemen:

    This will confirm our agreement that Schedule A to the Investment Advisory Agreement between us dated January 31, 2001 is hereby amended. The full list of Funds covered by the Agreement and the annual advisory fee with respect to each such Fund shall be as set forth on Exhibit A hereto.

    In all other respects, the Investment Advisory Agreement will remain in full force and effect. Please sign this letter below to confirm your agreement with this amendment.

                             Very truly yours,



                             Deborah A. Wussow
                             Assistant Secretary



AGREED:
Nicholas-Applegate Capital Management



By:
    ------------------------------
    Charles H. Field, Jr.
    General Counsel

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                          Exhibit A

FUND                                    INVESTMENT ADVISORY FEE
                                        (AS A PERCENTAGE OF AVERAGE
                                        DAILY NET ASSETS)
U.S. Micro Cap                          1.00
U.S. Emerging Growth                    0.75
U.S. Small to Mid Cap Growth            0.50
U.S. Small Cap Value                    0.75
U.S. Large Cap Value                    0.45
U.S. Systematic Large Cap Growth        0.45
U.S. Systematic Mid Cap Growth          0.70
U.S. Convertible                        0.55
Global Select                           0.65
International Growth                    0.50
International Growth Opportunities      0.70
Emerging Markets Opportunities          0.90
International Systematic                0.50
International All Cap Growth            0.85
U.S. High Yield Bond                    0.40